Exhibit 99.1

METRO BANCSHARES, INC.

9340 The Landing Drive

Douglasville, Georgia 30135

October 23, 2014

To our shareholders:

As you may already be aware, on October 20, 2014, Metro Bancshares, Inc. entered into a merger agreement to merge with and into ServisFirst Bancshares, Inc., the parent bank holding company for ServisFirst Bank, headquartered in Birmingham, Alabama. This is ServisFirst’s first acquisition and strategically represents its entry into the metropolitan Atlanta market. This merger is possible thanks to Metro’s steady growth into a profitable, stable community bank during very challenging times for community banks. The resources that will be available to us through this merger will allow us to grow our existing business in the metropolitan Atlanta market at a much greater rate than we could have imagined as an independent bank. Importantly, Metro has found a partner in ServisFirst with similar values towards its customers and employees. These values were very important to me and the rest of the Board of Directors when considering this merger, since Metro shareholders will become shareholders in ServisFirst as a result of the merger.

Under the terms of the merger agreement, assuming an average closing price of ServisFirst common stock of $28.83 per share, which was the closing price of ServisFirst common stock on October 17, 2014, ServisFirst would issue approximately 636,720 shares of its common stock and pay approximately $22,825,000 in cash, representing approximately $41,182,000 in aggregate consideration, which includes amounts payable to Metro option and warrant holders. The actual value of the total consideration may be greater or less than such amount, depending on the actual market value of ServisFirst common stock prior to the closing. Assuming an average closing price of $28.83 per share, the consideration to common shareholders would be approximately 52% in stock and 48% in cash, which percentages may fluctuate. The shares of ServisFirst common stock that will be received by Metro shareholders in connection with the merger will be registered with the U.S. Securities and Exchange Commission and will be freely tradable following closing. In addition, the merger is intended to qualify as a tax-free reorganization for purposes of the Internal Revenue Code of 1986, as amended. As a result, except for any cash received, Metro shareholders should not recognize any gain or loss from the exchange of their Metro common stock for shares of ServisFirst common stock.

The merger is subject to customary closing conditions including regulatory and shareholder approval and is expected to close sometime in the first quarter of 2015. Until closing, Metro will continue to operate just as we have in the past. Upon closing of the transaction, Metro will merge with and into ServisFirst (NASDAQ symbol: SFBS) and Metro Bank will merge with and into ServisFirst Bank.

I am very proud to have served as Chairman and CEO of Metro over the last seven years and, on behalf of our Board of Directors and employees, I want to thank you for the confidence you have shown in our organization over the years. I am very excited about becoming part of a great organization in ServisFirst and believe you, as a Metro shareholder, should also be excited about this merger. I will remain with ServisFirst as the Executive Vice President for the Atlanta Market.

Sincerely,

Metro Bancshares, Inc.

/s/ Kenneth L. Barber
Kenneth L. Barber
Chairman and CEO

Additional Information

In connection with the proposed merger, ServisFirst intends to file with the SEC a registration statement on Form S-4, which will include a proxy statement/prospectus, and other relevant materials in connection with the proposed merger transaction involving ServisFirst and Metro Bancshares, Inc. Investors and security holders are urged to read the proxy statement/prospectus regarding the proposed merger transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by ServisFirst at http://servisfirstbancshares.investorroom.com/, or by telephone at (205) 949-0302.

ServisFirst, Metro and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Metro in connection with the merger transaction. Information regarding directors and executive officers of ServisFirst and Metro and their respective interests in the proposed transaction will be available in the proxy statement/prospectus of ServisFirst and Metro described above and other relevant materials to be filed with the SEC.